EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS

(PURSUANT TO NRS 78.385 AND 78.390 — AFTER ISSUANCE OF STOCK)

1.      NAME OF CORPORATION:

Bream Ventures Inc.

2.      THE ARTICLES HAVE BEEN AMENDED AS FOLLOWS:

Article Number 1 of the Articles of Incorporation of the Corporation is hereby amended as follows: The name of the Corporation is Sino Silver Corp.

3.       THE VOTE BY WHICH THE STOCKHOLDERS HOLDING SHARES IN THE CORPORATION ENTITLING THEM TO EXERCISE AT LEAST A MAJORITY OF THE VOTING POWER, OR SUCH GREATER PRORATION OF THE VOTING POWER AS MAY BE REQUIRED IN THE CASE OF A VOTE BY CLASSES OR SERIES, OR AS MAY BE REQUIRED BY THE PROVISIONS OF THE ARTICLES OF INCORPORATION HAVE VOTED IN FAVOR OF THE AMENDMENT IS: more than 50%.

4.      EFFECTIVE DATE OF FILING: upon filing

5.      OFFICERS SIGNATURE:

/s/ Gary Harbottle

Secretary and Treasurer